Exhibit 5.1

1000 WILSHIRE BOULEVARD, SUITE 1500, LOS ANGELES, CALIFORNIA 90017-2457

Telephone (213) 891-0700 / Fax (213) 896-0400

June 8, 2015

Board of Directors

Heritage Commerce Corp

150 Almaden Boulevard

San Jose California 95113

Ladies and Gentlemen:

We have acted as counsel to Heritage Commerce Corp, a California corporation (“Heritage”), in connection with the proposed issuance of up to 6,847,871 shares of Heritage Commerce Corp’s common stock, no par value per share (the “Shares”). The Shares are proposed to be offered to the shareholders of Focus Business Bank, a California state chartered bank (“Focus Bank”), in connection with the acquisition by Heritage of Focus Bank pursuant to the merger (the “Merger”) of Focus Bank with and into Heritage Bank of Commerce, a California state chartered bank and wholly-owned subsidiary of Heritage (“Heritage Bank”), pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated April 23, 2015, by and among Heritage, Heritage Bank and Focus Bank (the “Merger Agreement”). Heritage has filed with the Securities and Exchange Commission a Registration Statement (the “Registration Statement”) on Form S-4 relating to the registration of the offering and sale of the Shares pursuant to the Merger Agreement under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined originals, or copies certified to our satisfaction, of such records, agreements, instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We also have assumed, with respect to all parties to agreements or instruments relevant hereto, other than Heritage , with respect to the Merger Agreement, that such parties had the requisite power and authority (corporate or other) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to various matters of fact relevant to the opinion hereinafter expressed, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers and representatives of Heritage.

For purposes of this opinion, we have assumed that, prior to the issuance of any Shares, (i) the Registration Statement, including all amendments, will have become effective under the Securities Act and (ii) the Merger will have become effective.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when the Shares are issued in accordance with the terms of the Merger Agreement upon consummation of the Merger, such Shares will be validly issued, fully paid and nonassessable. The foregoing opinion is based on and is limited to the corporate laws of the State of California, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the joint proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ BUCHALTER NEMER
A Professional Corporation